Amended and restated term sheet*

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011 and

product supplement no. 30-I dated September 4, 2012

underlying supplement no. 10-I dated August 31, 2012

Amended and Restated Term Sheet to Product Supplement No. 30-I Registration Statement No. 333-177923 Dated June 18, 2013; Rule 433

$
Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD) due June 25, 2015

General

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The notes are designed for investors who seek exposure to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD). Investors should be willing to forgo interest payments and, if, between the Inception Date and the relevant Valuation Date, the level of the Index (which reflects the deductions described below) decreases or, in the case of an early repurchase, does not increase sufficiently to offset the 0.50% Repurchase Fee, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The level of the Index incorporates the daily deduction of (a) an adjustment factor of 0.75% per annum (the “index fee”) and (b) a “daily rebalancing adjustment amount” that is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (1) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the index fee, the rebalancing adjustment factor is not a per annum fee. The level of the Index and the value of the notes will be adversely affected, perhaps significantly, if the performance of the synthetic long position and the contingent synthetic short position in the relevant VIX futures contracts, determined based on the official settlement prices of the relevant VIX futures contracts, is not sufficient to offset the daily deduction of the index fee and the daily rebalancing adjustment amount. See “Selected Risk Considerations — The Daily Rebalancing Adjustment Amount Is Likely to Have a Substantial Adverse Effect on the Level of the Index Over Time” below.

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The daily rebalancing adjustment amount is intended to approximate the “slippage costs” that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 25, 2015†
—	The notes will be sold in minimum denominations of $1,000 and integral multiples thereof.
—	The notes are expected to price on or about June 20, 2013 and are expected to settle on or about June 25, 2013.
—	The notes will not be listed on any securities exchange.
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You may request that we repurchase your notes on a daily basis in a minimum denomination equal to the Principal Amount, subject to our acceptance of your request and your compliance with the procedural requirements described below. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price. Notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the final possible Valuation Date for purposes of note repurchases will be the Valuation Date immediately preceding the first Ending Averaging Date.

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The terms of the notes as set forth in “Key Terms” below and “Additional Key Terms” on page TS-1 of this amended and restated term sheet, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 30-I, supersede the terms set forth in product supplement no. 30-I. In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the Index Return as of the Final Valuation Date will equal the return of the Index from the Initial Index Level to the Ending Index Level, which will reflect the arithmetic average of the Index closing levels on each of the Ending Averaging Dates. See “Supplemental Terms of the Notes” on page TS-2 of this amended and restated term sheet for additional information.

Key Terms

Index:	The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD) (the “Index”) (Bloomberg ticker symbol “JPUSSTVD”). For more information about the Index, please see “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” in this amended and restated term sheet.
Principal Amount:	$1,000
Inception Date:	On or about June 20, 2013
Valuation Date(s)†:	Each business day from and including the Inception Date to and including the Final Valuation Date
Ending Averaging Dates†:	June 16, 2015, June 17, 2015, June 18, 2015, June 19, 2015 and June 22, 2015 (the “Final Valuation Date”)
Maturity Date†:	June 25, 2015
CUSIP:	48126NEU7
Additional Key Terms:	See “Additional Key Terms” on page TS-1 of this amended and restated term sheet
*	This amended and restated term sheet amends and restates the term sheet related hereto dated June 13, 2013 to product supplement 30-I in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000119312513258036/d554085dfwp.htm).
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 30-I

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 30-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 10-I and “Selected Risk Considerations” beginning on page TS-5 of this amended and restated term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this amended and restated term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $2.50 per $1,000 principal amount note.

JPMS will also receive the aggregate profits generated from the deduction of the index fee of 0.75% per annum to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes. See “Selected Purchase Considerations — Return Linked to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” in this amended and restated term sheet and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-28 of the accompanying product supplement no. 30-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $975.30 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $972.50 per $1,000 principal amount note. JPMS’s estimated value reflects the index fee that will accrue on a daily basis over the term of the notes. The daily rebalancing adjustment amount does not impact JPMS’s estimated value. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 18, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 30-I, underlying supplement no. 10-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 30-I dated September 4, 2012 and in underlying supplement no. 10-I, dated August 31, 2012. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated June 13, 2013 in its entirety. You should not rely on the term sheet related hereto dated June 13, 2013 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 30-I and “Risk Factors” in the accompanying underlying supplement no. 10-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 30-I dated September 5, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312004583/crt-dp32688_424b2.pdf

—	Underlying supplement no. 10-I dated August 31, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000089109212005143/e49790_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment at Maturity:

For each $1,000 principal amount note, unless earlier repurchased, you will receive at maturity a cash payment equal to:

$1,000 × (1 + Index Return)

where the Index Return is determined as of the Final Valuation Date. The Index Return as of the Final Valuation Date is the return of the Index from the Initial Index Level to the Ending Index Level, which reflects the arithmetic average of the Index closing levels on each of the Ending Averaging Dates.

The return on your initial investment at maturity will reflect the deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index. Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the synthetic positions in VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. You will lose some or all of your initial investment at maturity if the level of the Index decreases between the Inception Date and the Final Valuation Date.

Index Return:

On the Final Valuation Date, the Index Return is equal to:

Ending Index Level – Initial Index Level

Initial Index Level

On any other Valuation Date, the Index Return is equal to:

Index closing level on that Valuation Date – Initial Index Level

Initial Index Level

Initial Index Level:	The Index closing level on the Inception Date
Ending Index Level:	The arithmetic average of the Index closing levels on each of the Ending Averaging Dates
Payment upon Early	Subject to our acceptance of your request and your compliance with the procedures described

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	TS-1

Repurchase:

under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 30-I, you may request that we repurchase your notes on any Repurchase Date during the term of the notes.

While we intend to accept all requests for early repurchase of notes, notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price. See “Selected Risk Considerations — Lack of Liquidity” in this amended and restated term sheet for more information.

Upon early repurchase, you will receive for each $1,000 principal amount note a cash payment on the relevant Repurchase Date calculated as follows:

$1,000 × (1 + Index Return) – Repurchase Fee Amount

where the Index Return is determined as of the Valuation Date corresponding to that Repurchase Date. The Index Return for purposes of determining the payment upon early repurchase is the return of the Index from the Initial Index Level to the Index closing level on a single Valuation Date (i.e., the Valuation Date corresponding to the applicable Repurchase Date).

If the amount calculated above is less than zero, the payment upon early repurchase will be $0.

The return on your initial investment upon early repurchase will reflect the deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index and the deduction of the Repurchase Fee Amount. Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the synthetic positions in VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. You will lose some or all of your initial investment upon early repurchase if, between the Inception Date and the relevant Valuation Date, the level of the Index decreases or does not increase sufficiently to offset the Repurchase Fee Amount.

Early Repurchase Mechanics:	In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 30-I. Notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the final possible Valuation Date for purposes of note repurchases will be the Valuation Date immediately preceding the first Ending Averaging Date. If you fail to comply with these procedures or if we fail to accept your request for repurchase, your notice will be deemed ineffective. Our acceptance of your request for repurchase will be evidenced by our or our affiliate’s acknowledgement of receipt of the Repurchase Notice on the same business day referred to in “Description of Notes — Early Repurchase at the Option of the Holders — Repurchase Requirements” in the accompanying product supplement no. 30-I.
Repurchase Fee Amount:	$5.00 per $1,000 principal amount note, which is equal to $1,000 × the Repurchase Fee
Repurchase Fee:	0.50%
Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of ours
Index Calculation Agent:	J.P. Morgan Securities plc (“JPMS plc”), an affiliate of ours

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Supplemental Terms of the Notes

For purposes of the notes offered by this amended and restated term sheet:

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notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the Index Return as of the Final Valuation Date will equal the return of the Index from the Initial Index Level to the Ending Index Level, which will reflect the arithmetic average of the Index closing levels on each of the Ending Averaging Dates. Accordingly, the description of the payment at maturity and the definition of “Index Return” set forth in the accompanying product supplement no. 30-I are superseded by the description of the payment at maturity and the definition of “Index Return” set forth in this amended and restated term sheet. See “Additional Key Terms — Payment at Maturity” and “Additional Key Terms — Index Return” set forth below;

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notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the final possible Valuation Date for purposes of note repurchases will be the Valuation Date immediately preceding the first Ending Averaging Date;

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the Ending Averaging Dates are Determination Dates as described in the accompanying product supplement no. 30-I and are subject to postponement as described under “Description of Notes — Postponement of a Determination Date” in the accompanying underlying supplement no. 30-I;

—	all calculations with respect to the Ending Index Level will be rounded to the nearest one-hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); and

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	TS-2

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in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the note calculation agent as described under “General Terms of Notes — Payment upon an Event of Default” in the accompanying underlying supplement no. 30-I except that, for each Ending Averaging Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of the Ending Averaging Dates in excess of one) will be the corresponding Ending Averaging Dates.

The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)

The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD) (the “Index”) is a synthetic, rules-based proprietary index developed and maintained by JPMS plc. The level of the Index is published each trading day under the Bloomberg ticker symbol “JPUSSTVD.” The Index was created on August 31, 2012, and therefore has limited historical performance.

The Index is a synthetic, dynamic strategy that aims to reflect flat to positive sensitivity to the volatility of large cap U.S. stocks by replicating the returns from combining a fixed long position and a contingent, scaled short position in futures contracts (each, a “VIX futures contract” and together, “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”), where the synthetic long position and, when activated, the synthetic short position, are rolled throughout each month as described below. The VIX Index is a benchmark index designed to measure the market price of 30-day expected volatility of large cap U.S. stocks, and the calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the direction of future movement of the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index.

The Index maintains a synthetic long position in third-month, fourth-month, fifth-month and sixth-month VIX futures contracts and, when the synthetic short position is activated, a synthetic short position in second-month and third-month VIX futures contracts. The Index is a rolling index, which rolls throughout each month. As explained in more detail below, the synthetic long position rolls throughout each month from the third-month VIX futures contract into the sixth-month VIX futures contract (while maintaining positions in the fourth-month VIX futures contract and the fifth-month VIX futures contract) and, when activated, the synthetic short position rolls throughout each month from the second-month VIX futures contract into the third-month VIX futures contract. Specifically, the synthetic long position is maintained by synthetically selling on a daily basis the third-month VIX futures contracts to reduce the synthetic long position in the third-month VIX futures contract and synthetically buying on a daily basis the sixth-month VIX futures contracts to increase the synthetic long position in the sixth-month VIX futures contract (while maintaining positions in the fourth-month VIX futures contract and the fifth-month VIX futures contract). On the other hand, the synthetic short position, when activated, is maintained by synthetically buying on a daily basis the second-month VIX futures contract to reduce the synthetic short position in the second-month VIX futures contract and synthetically selling on a daily basis the third-month VIX futures contract to increase the synthetic short position in the third-month VIX futures contract.

This process is known as “rolling” a futures position. One of the effects of daily rolling is to maintain a specified weighted average maturity for the underlying VIX futures contracts. The weighted average maturity for the VIX futures contracts underlying the synthetic long position is approximately four months on any day and for the VIX futures contracts underlying the synthetic short position is approximately two months on any day.

A synthetic long position may not generate positive returns when the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase of the sixth-month VIX futures contract in connection with the roll of the synthetic long position would take place at a price that is higher than the price at which the synthetic sale of the third-month VIX futures contract would take place, thereby creating a negative “roll yield.”

To address the potential for a negative roll yield when VIX futures contracts are in contango, the Index seeks to progressively activate a synthetic short position in VIX futures contracts with a weighted average maturity of approximately two months when the market for the relevant VIX futures contracts is in contango. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic sale of the third-month VIX futures contract in connection with the roll of the synthetic short position would take place at a price that is higher than the price at which the synthetic purchase of the second-month VIX futures contract would take place, thereby creating a positive “roll yield,” which is intended to offset the negative roll yield generated by the synthetic long position. If, however, the VIX futures contracts are in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, the roll of the synthetic short position, if activated, would create a negative roll yield.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	TS-3

A strategy that simply provides synthetic exposure to equally weighted synthetic long and short positions in VIX futures contracts, where the VIX futures contracts underlying the synthetic short position are closer to expiration than the VIX futures contracts underlying the synthetic long position, may, over time, exhibit a negative sensitivity to volatility. That is, if volatility were to increase, losses on the synthetic short position would tend to be greater than gains on the synthetic long position, and, if volatility were to decrease, gains on the synthetic short position would tend to be greater than losses on the synthetic long position. This is because as volatility increases, VIX futures contracts that are closer to expiration tend to exhibit larger increases in price than VIX futures contracts with later expiration and, as volatility decreases, VIX futures contracts that are closer to expiration tend to exhibit larger decreases in price than VIX futures contracts with later expiration.

The Index targets a flat to positive sensitivity to volatility by (a) scaling the exposure to the synthetic short position, based on recent relative returns of the synthetic short position (assuming the synthetic short position is activated at all times) compared to the synthetic long position, in an attempt to avoid or mitigate the negative sensitivity to volatility that could result from constant 100% exposure to the synthetic short position and (b) progressively de-activating the synthetic short position under certain market conditions, each as described in more detail below.

Exposure to the synthetic short position will vary between 0% and 100%. On any Index Business Day (as defined in the accompanying underlying supplement), the exposure to the synthetic short position that will be used in the calculation of the level of the Index on the following Index Business Day will be adjusted based on the Average Beta Weight on that Index Business Day if the level of the VIX Index was less than the rolling, weighted average of the second-month and third-month VIX futures contracts included in the synthetic short position (whether activated or not) for each of the three immediately preceding Index Business Days, subject to a maximum of 100%, a minimum of 0% and a maximum daily change in the exposure of 25%. The Average Beta Weight is based on the 10-day average of the “beta” of the synthetic short position (assuming the synthetic short position is activated at all times) relative to the synthetic long position, where each of the 10 “betas” are, in turn, determined by referencing the daily return of the synthetic long position and the synthetic short position (assuming the synthetic short position is activated at all times) over a 10-day period. “Beta” measures the relative movement of one asset’s return compared to another asset’s return and is intended to show the degree of correlated movement between two assets (i.e., the degree and direction of change in the performance of one asset given a specified change in the performance of another asset). With respect to the Index, the beta measures the sensitivity of the return from the synthetic short position relative to the return from the synthetic long position. Conversely, the exposure to the synthetic short position will be decreased by 25% on any Index Business Day if the level of the VIX Index was greater than or equal to the rolling, weighted average of the second-month and third-month VIX futures contracts included in the synthetic short position for each of the three immediately preceding Index Business Days, subject to a minimum of 0%. On any Index Business Day for which these conditions are not met, the synthetic short position will not be increased or decreased.

Because, at a minimum, several Index Business Days will elapse from the change in the futures market before the synthetic short position will be fully activated (i.e., where the exposure to the synthetic short position is equal to the Average Beta Weight, subject to a maximum daily change in the exposure of 25%) or deactivated (i.e., where the exposure to the synthetic short position is equal to 0%), the Index is subject to a time lag. See “Selected Risk Considerations — Due to the Time Lag Inherent in the Index, the Exposure to the Synthetic Short Position May Not Be Adjusted Quickly Enough in Response to a Change in Market Conditions for the Investment Strategy on which the Index Is Based to Be Successful” below.

No assurance can be given that the Index’s strategy will be successful or that the Index will generate positive returns. See “Selected Risk Considerations” below.

On each Index Business Day, the calculation of the Index reflects the deduction of (a) an adjustment factor of 0.75% per annum and (b) a “daily rebalancing adjustment amount” that is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (1) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the adjustment factor, the rebalancing adjustment factor is not a per annum fee. The daily rebalancing adjustment amount is intended to approximate the slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.

For more information about the Index, VIX futures contracts and the VIX Index, please see “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” “Background on Futures Contracts on the CBOE Volatility Index®” and “Background on the CBOE Volatility Index®,” respectively, in the accompanying underlying supplement.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase linked to the Index (which will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount), subject to, in the case of an early repurchase, the deduction of the

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	TS-4

Repurchase Fee Amount. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index (which will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount) and, if applicable, the Repurchase Fee Amount. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE J.P. MORGAN STRATEGIC VOLATILITY DYNAMIC INDEX (SERIES 1) (USD) — The return on the notes is linked to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD), which seeks to replicate the returns from combining a long position and a contingent, scaled short position in futures contracts on the VIX Index. The level of the Index incorporates the daily deduction of (a) an adjustment factor of 0.75% per annum (the “index fee”) and (b) a “daily rebalancing adjustment amount” that is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (1) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the adjustment factor, the rebalancing adjustment factor is not a per annum fee. See “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” above and in the accompanying underlying supplement no. 10-I.

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DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT, SUBJECT TO REPURCHASE FEE — Subject to our acceptance of your request and your compliance with the procedures and the potential postponements as described in the accompanying product supplement no. 30-I, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to our acceptance, the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 30-I and this amended and restated term sheet, for each note you will receive a cash payment on the relevant Repurchase Date calculated as described under “Additional Key Terms — Payment upon Early Repurchase” above. You will be charged a Repurchase Fee Amount of $5.00 for each $1,000 principal amount note you request that we repurchase. You may request that we repurchase a minimum of $1,000 in principal amount of notes. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 30-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date or any Repurchase Date. Investing in the notes is not equivalent to investing directly in the Index or any of its component futures contracts. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 30-I dated September 4, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 10-I dated August 31, 2012. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your initial investment. The return on your initial investment will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index and, in the case of an early repurchase, the deduction of the Repurchase Fee Amount. Please see “— You May Receive Less Than Your Initial Investment Due to the Index Fee and the Daily Rebalancing Adjustment Amount and, In the Case of Early Repurchase, the

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Repurchase Fee Amount” below for more information. You will lose some or all of your initial investment at maturity if the level of the Index decreases from the Initial Index Level to the Ending Index Level. In the case of an early repurchase, you will lose some or all of your initial investment if, between the Inception Date and the relevant Valuation Date, the level of the Index decreases or does not increase sufficiently to offset the Repurchase Fee Amount.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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YOU MAY RECEIVE LESS THAN YOUR INITIAL INVESTMENT DUE TO THE INDEX FEE AND THE DAILY REBALANCING ADJUSTMENT AMOUNT AND, IN THE CASE OF EARLY REPURCHASE, THE REPURCHASE FEE AMOUNT — Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the synthetic positions in VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. Please see “—The Daily Rebalancing Adjustment Amount Is Likely to Have a Substantial Adverse Effect on the Level of the Index Over Time” below for more information. Moreover, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount of $5.00 per $1,000 principal amount note you request that we repurchase, which will further reduce the amount you will receive upon early repurchase. If the level of the Index decreases (due to the index fee, daily rebalancing adjustment amount or otherwise) from the Initial Index Level to the Ending Index Level, you will lose some or all of your initial investment at maturity. In the case of an early repurchase, if, between the Inception Date and the relevant Valuation Date, the level of the Index decreases (due to the index fee, daily rebalancing adjustment amount or otherwise) or does not increase sufficiently to offset the Repurchase Fee Amount, you will lose some or all of your initial investment.

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THE DAILY REBALANCING ADJUSTMENT AMOUNT IS LIKELY TO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE INDEX OVER TIME — Unlike the index fee, the rebalancing adjustment factor, which is used to calculate the daily rebalancing adjustment amount, is not a per annum fee. The daily rebalancing adjustment amount is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (1) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) the amount of the change, if any, in the level of the exposure to the synthetic short position.

The daily rebalancing adjustment amount, which is deducted from the level of the Index each day, is intended to approximate the slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract. However, the actual slippage costs that would be incurred if a professional investor were to seek to replicate such a portfolio may be higher or lower than the daily rebalancing adjustment amount used in the calculation of the Index.

Assuming that (a) the level of the VIX Index is equal to or less than 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) and (b) the synthetic short position is fully activated, the performance of the Index would be lower by 0.80% over a one-month roll period (or lower by 9.60% over the course of a year) as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts and the deduction of the index fee but without accounting for a deduction of a daily rebalancing adjustment amount.

When the level of the VIX Index is greater than 35, the rebalancing adjustment factor will be greater than 0.20% and can be up to 0.50% per day. In this case, the impact on the Index performance due to the daily rebalancing adjustment amount will be substantially greater. For example, if the level of the VIX Index is greater than 70 (which corresponds to the highest rate of 0.50% per day for the rebalancing adjustment factor) and the synthetic short position is fully activated, the performance of the Index would be lower by 2.0% over a one-month roll period as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts and the deduction of the index fee, without accounting for a deduction of a daily rebalancing adjustment amount. However, the VIX Index historically has not remained at such elevated levels for more than a few days, weeks or months at a time. Nevertheless, we cannot provide any assurance that the VIX Index will consistently remain at or below 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) over the term of the notes.

In addition, on days on which the amount of the exposure to the synthetic short position is adjusted (which adjustments occur in increments of up to 25% per day), in determining the daily rebalancing adjustment amount, the rebalancing adjustment factor of between 0.20% and 0.50% per day is effectively applied to an amount of up to twice the change in the exposure to the synthetic short position. Therefore, a change in the

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exposure to the synthetic short position will also result in a substantial increase in the daily rebalancing adjustment amount.

While the amount of the daily rebalancing adjustment amount cannot be predicted with certainty, the daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Index over time. For more information about the daily rebalancing adjustment amount, see “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD) — Calculation and Publication of Index Levels — Calculation of Index Levels — The Rebalancing Adjustment Factor” in the accompanying underlying supplement.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as the Note Calculation Agent, the Index Calculation Agent and the sponsor of the Index, and as agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, the Index Calculation Agent, the sponsor of the Index, the agent for the offering of the notes and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. For example, in connection with the maintenance of the Index, JPMS may receive a portion of the aggregate profits, if any, that may be generated from time to time related to some portion of the deduction of the daily rebalancing adjustment amount from the level of the Index. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 30-I for additional information about these risks.

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OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE INDEX CALCULATION AGENT AND THE INDEX SPONSOR AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the Index Calculation Agent and is responsible for calculating the Index, and also acts as the sponsor of the Index and is responsible for maintaining the Index and developing the guidelines and policies governing their composition and calculation. The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute or exclude a futures contract included in the Index due to a change in law or otherwise and to calculate substitute closing levels of the Index. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

In addition, the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS plc is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the futures contracts in the Index is not an investment recommendation by us or JPMS plc of any of the futures contracts underlying the Index.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on equity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the VIX futures contracts underlying the Index.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions and the index fee that will accrue on a daily basis over the term of the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates, the index fee and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES — We generally expect that the portion of the index fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes. See “Secondary Market Prices of the Notes” in this amended and restated term sheet for additional information. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices exclude selling commissions. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the portion of the index fee that has not yet accrued and the level of the Index, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index;
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prevailing market prices, volatility and liquidity of any option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the equity securities included in the S&P 500® Index or VIX futures contracts;

—	the volatility, frequency and magnitude of changes in the levels of the Index and in the prices of VIX futures contracts;
—	the liquidity of VIX futures contracts;
—	the time to maturity of the notes;
—	interest and yield rates in the market generally;
—	supply and demand in the listed and over-the-counter equity derivative markets; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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THE AVERAGING CONVENTION USED TO CALCULATE THE ENDING INDEX LEVEL COULD LIMIT RETURNS — If you hold your notes to maturity, your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Index from the Inception Date to the Final Valuation Date. Your ability to participate in the appreciation of the Index may be limited by the five-day, end-of-term averaging used to calculate the Ending Index Level, especially if there is a significant increase in the Index closing level on or shortly before the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Index between the Inception Date and the Final Valuation Date.

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NOTES THAT PROVIDE EXPOSURE TO EQUITY VOLATILITY, WHICH ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, ARE NOT SUITABLE FOR ALL INVESTORS. YOU SHOULD ACTIVELY MANAGE YOUR INVESTMENT IN THE NOTES — Notes that provide exposure to equity volatility are not suitable for all investors. The notes reflect the performance of the Index, which is dependent on the price of the VIX futures contracts included in the Index. VIX futures contracts allow investors the ability to invest in forward equity volatility based on their view of the future direction of movement of the VIX Index, which is a benchmark index designed to measure the market price of

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volatility in large cap U.S. stocks, and is calculated based on the prices of certain put and call options on the S&P 500® Index.

As a consequence, investors in the notes should understand that their investment is exposed to the performance of the VIX futures contracts, which can be volatile and move dramatically over short periods of time. Because of the large and sudden price movements associated with VIX futures contracts, the historical and hypothetical back-tested performance of the Index has been highly volatile. It is likely that the Index will continue to be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the Index. There can be no assurance that the relevant synthetic exposures will not be subject to substantial negative returns. Positive returns on the Index may therefore be reduced or eliminated entirely due to movements in any of these market parameters. Accordingly, the notes should be purchased only by sophisticated investors who understand risks associated with investments linked to equity volatility and who intend to monitor and manage their investments actively. You should consider your investment horizon and objectives, financial resources and risk tolerance, as well as any potential trading costs, when evaluating an investment in the notes. Investors should regularly monitor their investment in the notes to ensure that it remains consistent with their investment objectives.

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WHEN THE SYNTHETIC SHORT POSITION IS ACTIVATED, YOUR RETURN ON THE NOTES IS DEPENDENT ON THE NET PERFORMANCE, NOT THE ABSOLUTE PERFORMANCE, OF THE SYNTHETIC POSITIONS — When the synthetic short position is activated, your return on the notes is dependent on the net performance of the synthetic long position minus the synthetic short position (taking into account the exposure to the synthetic short position), not on the absolute performance of the synthetic long position and the synthetic short position. The level of the Index and the value of the notes may decline, perhaps significantly, even if the synthetic long position generates a positive return.

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THERE IS UNLIMITED LOSS EXPOSURE TO THE SYNTHETIC SHORT POSITION, WHEN ACTIVATED, AND SUCH EXPOSURE MAY RESULT IN A SIGNIFICANT DROP IN THE LEVEL OF THE INDEX — The Index employs a technique generally known as a “long-short” strategy when the synthetic short position is activated. This means the Index reflects the net return of a synthetic long position and a synthetic short position and will suffer losses when the value of the VIX futures contracts underlying the synthetic short position increases. In a long-short strategy, the maximum increase in the value of the synthetic long position is unlimited, while the maximum decrease in the value of the synthetic long position is limited to a loss of the entire value of the VIX futures contracts underlying the synthetic long position. On the other hand, the maximum increase of the value of the synthetic short position is limited to a loss of the entire value of VIX futures contracts underlying the synthetic short position, while the maximum decrease in value of the synthetic short position is unlimited. Because there is no limit to possible increases in the value of the VIX futures contracts underlying the synthetic short position, the potential losses as a result of short exposure are unlimited; however, in no event will you lose more than your entire investment in the notes.

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THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE VIX FUTURES CONTRACTS UNDERLYING THE INDEX — The Index follows a proprietary strategy that operates on the basis on pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the VIX futures contracts underlying the Index.

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CHANGING PRICES OF THE VIX FUTURES CONTRACTS INCLUDED IN THE INDEX MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE INDEX — The Index is a rolling index, which rolls throughout each month. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index. As the VIX futures contracts included in the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a VIX futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be gradually replaced by a contract for delivery in November, through incremental synthetic sales of a portion of the position in the October contract, accompanied by incremental synthetic purchases of the November contract. This process is referred to as “rolling.”

The synthetic long position is not likely to generate positive returns when the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the purchase of the sixth-month VIX futures contract in connection with the roll of the synthetic long position would take place at a price that is higher than the price of the sale of the third-month VIX futures contract, thereby creating a negative “roll yield.” Contango in VIX futures contracts is typical in a low-volatility market environment.

To reduce this potential weakness, the Index seeks to progressively activate a synthetic short position in short-dated VIX futures contracts when the relevant VIX futures contracts are in contango. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the sale of the third-month VIX futures contract in connection with the roll of the synthetic short position would take place at a price that is higher than the price of the purchase of the second-month VIX futures contract, thereby creating a positive “roll

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yield,” which is intended to offset in part the negative roll yield generated by the synthetic long position. If, however, the VIX futures contracts are in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, the roll of the synthetic short position, if activated, would create a negative roll yield. Backwardation in VIX futures contracts is typical in a high-volatility market environment. When the relevant VIX futures contracts are in backwardation, the Index seeks to progressively deactivate the synthetic short position.

However, a strategy that simply provides synthetic exposure to equally weighted synthetic long and short positions in VIX futures contracts, where the VIX futures contracts underlying the synthetic short position are closer to expiration than the VIX futures contracts underlying the synthetic long position, may, over time, exhibit a negative sensitivity to volatility. That is, if volatility were to increase, losses on the synthetic short position would tend to be greater than gains on the synthetic long position, and, if volatility were to decrease, gains on the synthetic short position would tend to be greater than losses on the synthetic long position. This is because as volatility increases, VIX futures contracts that are closer to expiration tend to exhibit larger increases in price than VIX futures contracts with later expiration and, as volatility decreases, VIX futures contracts that are closer to expiration tend to exhibit larger decreases in price than VIX futures contracts with later expiration.

The Index targets a flat to positive sensitivity to volatility by (a) scaling the exposure to the synthetic short position, based on recent relative returns of the synthetic short position (assuming the synthetic short position is activated at all times) compared to the synthetic long position, in an attempt to avoid or mitigate the negative sensitivity to volatility that could result from constant 100% exposure to the synthetic short position and (b) progressively de-activating the synthetic short position under certain market conditions, each as described in more detail below.

While the Index strategy is intended to cause the synthetic short position to be activated during periods when the market for VIX futures contracts is in contango in order to continue to target flat to positive sensitivity to volatility, no assurance can be given that the investment strategy on which the Index is based will be successful. In addition, while the Index strategy is intended to cause the short position to be fully deactivated during periods when the market for the relevant VIX futures contracts are in backwardation so that negative roll yields for the synthetic short position would be avoided, no assurance can be given that negative roll yields will be avoided. See “— Due to the Time Lag Inherent in the Index, the Exposure to the Synthetic Short Position May Not Be Adjusted Quickly Enough in Response to a Change in Market Conditions for the Investment Strategy on which the Index is Based to Be Successful” below for more information.

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THE INDEX MAY EXPERIENCE SMALL POSITIVE, ZERO OR EVEN NEGATIVE RETURNS DURING PERIODS OF LOW VOLATILITY — When the market for VIX futures contracts is in contango, the Index adjusts its exposure to the synthetic short position based on a measure of the correlation of the movement (i.e., the positive or negative return) of the synthetic short position and the movement of the synthetic long position called the “Average Beta Weight”. On any relevant day, the Average Beta Weight is based on the 10-day average of the “beta” of the synthetic short position (assuming the synthetic short position is activated at all times) relative to the synthetic long position, where each of the 10 “betas” are, in turn, determined by referencing the daily return of the synthetic long position and the synthetic short position (assuming the synthetic short position is activated at all times) over a 10-day period. “Beta” measures the relative movement of one asset’s return compared to the movement of another asset’s return. Specifically, with respect to the Index, beta on any relevant day measures the movement of the return on the synthetic short position relative to the return on the synthetic long position over a 10-day period. Beta is a numerical value that is intended to show the degree of correlated movement between two assets (i.e., the degree and direction of change in the performance of one asset given a specified change in the performance of another asset). With respect to the Index, the beta measures the sensitivity of the return on the synthetic short position relative to the return on the synthetic long position. When the market for VIX futures contracts is in contango, the Index seeks to progressively activate the synthetic short position but scales the weight of the synthetic short position to the Average Beta Weight (subject to a maximum exposure of 100%, a minimum exposure of 0% and a maximum daily change in the exposure of 25%) in order to provide investors flat or positive sensitivity to volatility. When the market for VIX futures contracts is in contango, this scaling can be expected to produce an exposure to the synthetic short position of substantially less than 100%. Because the synthetic long position tends to produce a negative roll yield when the market for VIX futures contracts is in contango and because any positive roll yield for the synthetic short position, if activated, will be limited by the scaling previously described, the Index should be expected to generate only small positive, zero or even negative yields during periods of low volatility. Accordingly, during periods of low volatility, the Index will generally underperform a comparable index that does not adjust the exposure to the synthetic short position based on the Average Beta Weight.

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THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES, MAY NOT INCREASE EVEN WHEN THE SYNTHETIC LONG POSITION OR THE SYNTHETIC SHORT POSITION, WHEN ACTIVATED, GENERATES A POSITIVE RETURN — The performance of a rolling excess return index, like the Index, is affected by the price return of the futures contracts underlying the Index and the roll return from rolling such futures contracts over time. See “— The Index is an excess return index, and not a total return index.” In addition, the performance of a long-short index, such as the Index when the contingent synthetic short position is activated, is affected by the relative performance of the synthetic long position and the synthetic short position, and not by the absolute performance of either synthetic position. See “— When the Synthetic Short Position Is Activated, Your Return on

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the Notes Is Dependent on the Net Performance, not the Absolute Performance, of the Synthetic Positions.” Furthermore, the Index rolls its futures contracts throughout each month in order to keep the weighted average maturity of the relevant futures contracts underlying the synthetic positions to a specified level (approximately four months for the synthetic long position and approximately two months for the synthetic short position). Finally, when activating the synthetic short position, the Index does so progressively in increments of up to 25% on each rebalancing day (so long as the conditions for activating the synthetic short position continue to hold true on such day) until it is fully activated (i.e., until the exposure to the synthetic short position is equal to the Average Beta Weight, subject to a maximum daily change in exposure of 25%); however, the synthetic short position may not be fully activated, may remain partially activated for a sustained period of time or may not be activated at all.

Effect of Market Conditions on the Performance of the Synthetic Positions

When the market for VIX futures contracts is in contango, excluding other considerations, the price of VIX futures contracts will decrease as the contracts move nearer to maturity. Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position generally will be negative, and the roll return generally will also be negative. Therefore, under these market conditions, and if the synthetic short position is not activated, generally, we expect the level of the Index and therefore the value of the notes to decline. Conversely, under these market conditions, when the synthetic short position is activated, although the price return of each VIX futures contract that composes the synthetic short position generally will also be negative, because this is a synthetic short position, the negative price return of the relevant VIX futures contracts will generate a positive return for the synthetic short position. In addition, the roll return generally will also be positive. Therefore, generally under these market conditions, the synthetic short position, when activated, will generate a positive return. However, recall that, for a long-short index, the absolute performance of each synthetic position is irrelevant and only the relative performance of the two synthetic positions matters. Accordingly, under these market conditions, when the synthetic short position is activated, generally, we expect the level of the Index and therefore the value of the notes to decline if the positive return from the synthetic short position is not sufficient to offset the negative return from the synthetic long position.

When the market for VIX futures contracts is in backwardation, excluding other considerations, the price of VIX futures contracts will increase as the contracts move nearer to maturity. Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position generally will be positive, and the roll return generally will also be positive. Therefore, under these market conditions and if the synthetic short position is not activated, generally, we expect the level of the Index and therefore the value of the notes to increase. Conversely, under these market conditions, when the synthetic short position is activated, although the price return of each VIX futures contract that composes the synthetic short position generally will also be positive, because this is a synthetic short position, the positive price return of the relevant VIX futures contracts will generate a negative return for the synthetic short position. In addition, the roll return generally will also be negative. Therefore, generally under these market conditions, the synthetic short position, when activated, will generate a negative return. However, when the synthetic short position is activated, only the relative performance of the two synthetic positions matter. Accordingly, under these market conditions, when the synthetic short position is activated, generally, we expect the level of the Index and therefore the value of the notes to decline if the positive return from the synthetic long position is not sufficient to offset the negative return from the synthetic short position.

In some cases, the market for VIX futures contracts may not be in backwardation or contango, and the price of one VIX futures contract underlying a synthetic position may increase while the other VIX futures contracts underlying the same synthetic position may decrease. In this situation, whether synthetic position generates positive or negative returns will depend on the relative weights and price movements of the VIX futures contracts underlying the synthetic position and the exposure to the synthetic short position.

Effect of the Performance of the Synthetic Positions on the Level of the Index and the Value of the Notes

Generally, we expect the level of the Index, and therefore the value of the notes, to increase in either of the following situations, assuming, in each case, that the return from the synthetic long position (if the synthetic short position is not activated) or the net return of the synthetic positions (when the synthetic short position is activated) is sufficient to offset the negative effect of the index fee and the daily rebalancing adjustment amount:

—

the synthetic long position generates a negative return, but the synthetic short position generates a positive return that is greater than the negative return generated by the synthetic long position; or

—	the synthetic long position generates a positive return and the synthetic short position is not activated.

Conversely, we expect the level of the Index, and therefore the value of the notes, to decrease in any one of the following four situations:

—

the return from the synthetic long position (if the synthetic short position is not activated) or the net return of the synthetic positions (when the synthetic short position is activated) is not sufficient to offset the negative effect of the index fee and the daily rebalancing adjustment amount;

—	the synthetic long position generates a negative return and the synthetic short position is not activated;

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—	both synthetic positions generate negative returns; or
—	the negative return generated by one synthetic position is greater than the positive return generated by the other synthetic position.

There can be no assurance that the synthetic positions will always correlate in a manner that will result in an increase in the level of the Index, resulting in an increase in the value of the notes. Due to the adjustment of the exposure to the synthetic short position based on the Average Beta Weight, the scenario described in the first bullet point above is unlikely to occur.

—

BECAUSE EXPOSURE TO THE SYNTHETIC SHORT POSITION IS ADJUSTED ONLY IF THE APPLICABLE CONDITIONS ARE SATISFIED FOR THREE CONSECUTIVE INDEX BUSINESS DAYS, THE EXPOSURE TO THE SYNTHETIC SHORT POSITION MAY NOT BE ADJUSTED DURING NON-TRENDING MARKET CONDITIONS — Because exposure to the synthetic short position is adjusted only if the applicable conditions are satisfied for three consecutive Index Business Days, the exposure to the synthetic short position may not be adjusted when the market for VIX futures contracts fluctuates from contango to backwardation rapidly. For example, the exposure to the synthetic short position will not be adjusted if the level of the VIX Index is greater than or equal to the rolling, weighted average price of the second-month and third-month VIX futures contracts included in the synthetic short position for one or two Index Business Days, after which the level of the VIX Index is less than the rolling, weighted average price of the second-month and third-month VIX futures contracts included in the synthetic short position for one or two Index Business Days. As a result, the synthetic short position may not be activated or deactivated or may be activated or deactivated over a long period when the market for VIX futures contracts fluctuates from contango to backwardation rapidly. Under these conditions, and contrary to the purpose of the Index, the Index may not reflect flat to positive sensitivity to volatility. Furthermore, under these conditions, the Index may incur negative roll yields from a synthetic short position that has not been deactivated or fully deactivated or may fail to capture positive roll yields from a synthetic short position that has not been activated or fully activated that otherwise might have offset negative roll yields from the synthetic long position. See the immediately following risk factor for additional information.

—

DUE TO THE TIME LAG INHERENT IN THE INDEX, THE EXPOSURE TO THE SYNTHETIC SHORT POSITION MAY NOT BE ADJUSTED QUICKLY ENOUGH IN RESPONSE TO A CHANGE IN MARKET CONDITIONS FOR THE INVESTMENT STRATEGY ON WHICH THE INDEX IS BASED TO BE SUCCESSFUL — Because large price movements in VIX futures contracts can occur suddenly and over a short period of time, the VIX futures contracts may rapidly move from backwardation to contango or from contango to backwardation; however, the exposure to the synthetic short position will remain unchanged until the applicable conditions described in the immediately preceding risk factor have been satisfied for three consecutive Index Business Days, after which the exposure to the synthetic short position will change in increments of up to 25% per Index Business Day subject to a maximum exposure of 100% and a minimum exposure of 0%. Accordingly, several Index Business Days will pass following a change in the futures market before the synthetic short position can be fully activated (i.e., the exposure to the synthetic short position is equal to the Average Beta Weight, subject to a maximum daily change in exposure of 25%) or deactivated (i.e., the exposure to the synthetic short position is 0%, subject to a maximum daily decrease in the exposure of 25%), by which time market conditions may have changed. Due to this time lag, the exposure to the synthetic short position may not be adjusted quickly enough for the investment strategy on which the Index is based to be successful.

The Index may not activate or deactivate the synthetic short position at all due to short-term changes in the VIX futures contracts. Price movements in the VIX futures contracts over a period of three Index Business Days could be significant. Accordingly, the Index may not benefit from an activation of the synthetic short position in short periods of contango and the Index may be adversely affected if the synthetic short position is not deactivated during a short period of backwardation. In addition, because it takes several Index Business Days to activate or deactivate fully the synthetic short position, by the time the synthetic short position is activated or deactivated fully, the prices of the VIX futures contracts may be moving in the opposite direction, which may adversely affect the level of the Index.

—

THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the changes in the price of the relevant futures contracts (which is known as the “price return”) and any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”) available through an unleveraged investment in the futures contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

—

CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — The Index includes VIX futures contracts with a maturity of between two and six months and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of VIX futures contracts. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

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—

DAILY REBALANCING OF THE INDEX MAY AFFECT TRADING IN THE RELEVANT VIX FUTURES CONTRACTS — The daily rebalancing of the VIX futures contracts underlying the Index may cause us, our affiliates or third parties with whom we transact to adjust our or their hedges accordingly. The trading activity associated with these hedging transactions will contribute to the trading volume of the VIX futures contracts included in the Index and may affect the market price of these VIX futures contracts and, in turn, adversely affect the level of the Index.

—

AN INCREASE IN THE MARGIN REQUIREMENTS FOR VIX FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in VIX futures contracts underlying the Index, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant VIX futures contracts to decline significantly. As a result, the level of the Index and the value of the notes may be adversely affected.

—

VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004, and not all futures contracts of all relevant maturities have traded at all times since that date. Because the VIX futures contracts that underlie the Index are of recent origin and limited historical performance data exists with respect to them, your investment in the notes may involve a greater risk than investing in alternate securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decline in the future, which could affect adversely the value of the notes.

—

THE NOTES ARE NOT LINKED TO THE VIX INDEX AND THE VALUE OF THE NOTES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE NOTES BEEN LINKED TO THE VIX INDEX — The value of the notes will be linked to the value of the Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Index is based upon holding a rolling synthetic long position and a contingent rolling synthetic short position in VIX futures contracts. The VIX futures contracts will not necessarily track the performance of the VIX Index or a long-short position in the VIX Index. The notes may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index (long or short) could generate a higher return than the notes.

—

THE NOTES ARE NOT LINKED TO THE OPTIONS USED TO CALCULATE THE VIX INDEX, TO THE ACTUAL VOLATILITY OF THE S&P 500® INDEX OR TO THE EQUITY SECURITIES INCLUDED IN THE S&P 500® INDEX — The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may differ, perhaps significantly, from the level predicted by the VIX Index or from the prices of the put and call options included in the calculation of the VIX Index. The value of the notes is based on the value of the relevant VIX futures contracts included in the Index. The notes are not linked to the realized or implied volatility over a specific period of time and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or traded put and call options used to calculate the level of the VIX Index or other instruments intended to provide a return equal to that of the VIX Index.

—

THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index closing level on the Maturity Date, a Repurchase Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index closing level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.

—

THE INDEX HAS A LIMITED OPERATING HISTORY — The Index was created on August 31, 2012, and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

—

HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this amended and restated term sheet was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index and has not been verified by an independent third party. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this amended and restated term sheet. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

—	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

—

THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to request that we repurchase your notes, your request is only valid if we receive your Repurchase Notice by no

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later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day (which will evidence our acceptance of your repurchase request). If we do not receive such notice or we (or our affiliates) do not acknowledge receipt of such notice (which means we have declined to accept your repurchase request), your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, if we accept your repurchase request, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event. The final possible Valuation Date for purposes of note repurchases will be the Valuation Date immediately preceding the first Ending Averaging Date.

—

YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of such notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we accept your request that we repurchase your notes, and prior to the relevant Repurchase Date.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS may act as a market maker for the notes, but is not required to do so. We may suspend or terminate market making at any time, at our own discretion and without notice to holders of the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. You may request that we repurchase your notes on a daily basis in a minimum denomination equal to the Principal Amount, subject to our acceptance of your request and your compliance with the procedural requirements described above. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to be no higher than the payment you could receive upon an early repurchase of your notes by us and could be substantially lower. If we do not accept your request to repurchase your notes, you may be unable to sell your notes prior to maturity. In addition, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of an early repurchase request could vary materially over the term of the notes.

—

THE TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this amended and restated term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

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Hypothetical Payment at Maturity or upon Early Repurchase

The following table and examples illustrate the hypothetical payment and total return at maturity or upon early repurchase for each $1,000 principal amount note in different hypothetical scenarios. The “total return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon early repurchase per $1,000 principal amount note to $1,000. Each hypothetical payment or total return set forth below assumes an Initial Index Level of 290 and reflects the Repurchase Fee Amount of $5.00 per $1,000 principal amount note. Each hypothetical payment or total return set forth below is for illustrative purposes only and may not be the actual payment or total return at maturity or upon early repurchase applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level or Index closing level on the relevant Valuation Date, as applicable	Index Return*	At Maturity		Upon Early Repurchase
		Payment	Total Return	Payment	Total Return
522.000	80.00%	$1,800.00	80.00%	$1,795.00	79.50%
493.000	70.00%	$1,700.00	70.00%	$1,695.00	69.50%
464.000	60.00%	$1,600.00	60.00%	$1,595.00	59.50%
435.000	50.00%	$1,500.00	50.00%	$1,495.00	49.50%
406.000	40.00%	$1,400.00	40.00%	$1,395.00	39.50%
377.000	30.00%	$1,300.00	30.00%	$1,295.00	29.50%
348.000	20.00%	$1,200.00	20.00%	$1,195.00	19.50%
319.000	10.00%	$1,100.00	10.00%	$1,095.00	9.50%
304.500	5.00%	$1,050.00	5.00%	$1,045.00	4.50%
297.250	2.50%	$1,025.00	2.50%	$1,020.00	2.00%
292.900	1.00%	$1,010.00	1.00%	$1,005.00	0.50%
291.450	0.50%	$1,005.00	0.50%	$1,000.00	0.00%
290.725	0.25%	$1,002.50	0.25%	$997.50	-0.25%
290.000	0.00%	$1,000.00	0.00%	$995.00	-0.50%
261.000	-10.00%	$900.00	-10.00%	$895.00	-10.50%
232.000	-20.00%	$800.00	-20.00%	$795.00	-20.50%
203.000	-30.00%	$700.00	-30.00%	$695.00	-30.50%
174.000	-40.00%	$600.00	-40.00%	$595.00	-40.50%
145.000	-50.00%	$500.00	-50.00%	$495.00	-50.50%
116.000	-60.00%	$400.00	-60.00%	$395.00	-60.50%
87.000	-70.00%	$300.00	-70.00%	$295.00	-70.50%
58.000	-80.00%	$200.00	-80.00%	$195.00	-80.50%
29.000	-90.00%	$100.00	-90.00%	$95.00	-90.50%
0.000	-100.00%	$0.00	-100.00%	$0.00	-100.00%
*	The Index Return will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount. Accordingly, the Index Return will be negative if the performance of the VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount.

Hypothetical Examples of Amount Payable at Maturity or upon Early Repurchase

The following examples illustrate how a payment at maturity or upon early repurchase set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 290 to an Ending Index Level or, in the case of an early repurchase, an Index closing level on the relevant Valuation Date of 319. Because the Ending Index Level or, in the case of an early repurchase, the Index closing level on the relevant Valuation Date of 319 is greater than the Initial Index Level of 290, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, or a payment upon early repurchase of $1,095 per $1,000 principal amount note, calculated as follows:

At maturity: $1,000 × [1 + (319 – 290) / 290] = $1,100; or

Upon early repurchase: $1,000 × [1 + (319 – 290) / 290] – $5 = $1,095

Example 2: The level of the Index increases from the Initial Index Level of 290 to an Ending Index Level or, in the case of an early repurchase, an Index closing level on the relevant Valuation Date of 290.725. Because the Ending Index Level or, in the case of an early repurchase, the Index closing level on the relevant Valuation Date of 290.725 is greater than the Initial Index Level of 290, the investor receives a payment at maturity of $1,002.50 per $1,000 principal amount note. However, upon early repurchase, the investor receives a payment upon early repurchase of only $997.50 per $1,000 principal amount note, which is less than the Principal Amount because of the negative effect of the Repurchase Fee Amount, even though the level of the Index has increased, calculated as follows:

At maturity: $1,000 × [1 + (290.725 – 290) / 290] = $1,002.50; or

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Upon early repurchase: $1,000 × [1 + (290.725 – 290) / 290] – $5 = $997.50

Example 3: The level of the Index decreases from the Initial Index Level of 290 to an Ending Index Level or, in the case of an early repurchase, an Index closing level on the relevant Valuation Date of 232. Because the Ending Index Level or, in the case of an early repurchase, the Index closing level on the relevant Valuation Date of 232 is less than the Initial Index Level of 290, the investor receives a payment at maturity of $800 per $1,000 principal amount note, or a payment upon early repurchase of $795 per $1,000 principal amount note, calculated as follows:

At maturity: $1,000 × [1 + (232 – 290) / 290] = $800; or

Upon early repurchase: $1,000 × [1 + (232 – 290) / 290] – $5 = $795

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Hypothetical Back-tested Data and Historical Information

J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested daily Index closing levels from June 20, 2008 through August 30, 2012, and the historical performance of the Index based on the daily Index closing levels from August 31, 2012 through June 17, 2013. The Index was created as of the close of business on August 31, 2012. The Index closing level on June 17, 2013 was 287.94. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Inception Date or any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment. The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical levels above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Historical Performance of the CBOE Volatility Index®

The following graph sets forth the historical daily performance of the VIX Index from June 20, 2008 through June 17, 2013. We obtained the closing levels below from Bloomberg Financial Markets, without independent verification. Your notes are linked to the Index and not to the VIX Index. Historical information with respect to the VIX Index is provided for reference purposes only.

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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this amended and restated term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates, the index fee and other factors, as well as assumptions about future market events and/or environments. In particular, the value of the derivative or derivatives relating to the Index derived from JPMS’s internal pricing models reflects the index fee that will accrue on a daily basis over the term of the notes. The daily rebalancing adjustment amount does not impact JPMS’s estimated value. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the index fee that will accrue on a daily basis over the term of the notes. JPMS will receive the aggregate profits generated from the deduction of the index fee to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated term sheet. In addition, we generally expect that the portion of the index fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes. The length of this period is consistent with the daily deduction of the index fee, which is reflected in the level of the Volatility Index. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payment at Maturity or upon Early Repurchase” and “Hypothetical Examples of Amount Payable at Maturity or upon Early Repurchase” in this amended and restated term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the J.P. Morgan Strategic Volatility Index” in this amended and restated term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes, the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the index fee that will accrue on a daily basis over the term of the notes.

For purposes of the notes offered by this amended and restated term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-18 of the accompanying product supplement no. 30-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	TS-18

ANNEX A

FORM OF REPURCHASE NOTICE

To:         dln_repurchase@jpmchase.com

Subject: Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD), due June 25, 2015, CUSIP No. 48126NEU7

Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD) due June 25, 2015, CUSIP No. 48126NEU7 (the “notes”) hereby irrevocably requests, with respect to the principal amount of notes indicated below, as of the date hereof, that you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 30-I, as supplemented by the pricing supplement dated             , 20     relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the principal amount of notes specified below at a price per $1,000 principal amount note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the Repurchase Date.

Very truly yours,

[NAME OF HOLDER]

Name:

Title:

Telephone:

Fax:

Email:

Principal Amount of Notes surrendered for Repurchase (in $1,000 or integral multiples thereof):

Applicable Valuation Date:             , 20    *

Applicable Repurchase Date:             , 20    *

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof (which acknowledgment will serve as evidence of your acceptance of my repurchase request).

Questions regarding the repurchase requirements of your notes should be directed to

dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Strategic Volatility Dynamic Index	A - 1